EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our report dated January 24, 2003, included in the Annual Report on Form 10-K of Nationwide Health Properties, Inc. for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/    ERNST & YOUNG LLP

Irvine, California

October 13, 2003